FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 8, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Second Quarter Results;
Sets First Half Records for Production and Revenues

Salt Lake City, August 8, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today announced financial results for its second quarter ended June 30, 2013.  The Company reported a second quarter net loss of $10.6 million, or $(0.20) per share.  This compares to a net loss of $12.1 million, or $(0.23) per share, for the second quarter of 2012.  Included in the Company’s quarterly results were noncash (and intercompany) foreign exchange losses of $3.4 million in 2013 and $13.0 million in 2012.

Higher Natural Gas Prices in Poland Boost Second Quarter Oil and Gas Revenues

Oil and gas revenues were $8.2 million during the second quarter of 2013, compared to $7.9 million during the same quarter of 2012. Total revenues were $8.2 million for the 2013 second quarter, compared to $8.6 million for the same quarter in 2012.

Gas prices during the second quarter of 2013 averaged $6.97 per Mcf, compared to $6.86 per Mcf during the same quarter of 2012, an increase of 2%. Prices for the company’s U.S. oil production also increased.  Oil prices increased 6% over the year, averaging $77.30 per barrel in the second quarter of 2013, compared to $72.64 per barrel in the same quarter of 2012.

Total net oil and gas production increased 2% to 1,112 million cubic feet equivalent (Mmcfe) during the second quarter of 2013, compared to 1,088 Mmcfe during the 2012 quarter.  Full production at the Company’s KSK wells helped offset declines at the Zaniemysl and Roszkow wells.  Production was curtailed for 2 weeks at both the Roszkow and Winna Gora wells for annual maintenance and testing.  The Company’s average daily production rate for the 2013 second quarter was 12.2 Mmcfe/day.

Production is expected to begin at the Lisewo well near the end of the third quarter of this year. However, the Company’s Zaniemsyl well has now stopped producing, due to an influx of water. The well is expected to be plugged back and sidetracked to another downhole location in the structure. For the third quarter of 2013, the Company expects to average approximately 11.5 Mmcfe/day, taking into consideration these factors and the expected maintenance periods of reduced production for the KSK wells.

Record Six Month Production Produces Record Oil and Gas Revenues

The Company reported a first half 2013 net loss of $22.1 million, or $(0.42) per share.  This compares to net income of $2.6 million, or $0.05 per share, for the second quarter of 2012.  Included in the Company’s first half results were a noncash foreign exchange loss of $12.6 million in 2013 and a noncash foreign exchange gain of $1.5 million in 2012.

Oil and gas revenues for the 2013 first six months reached record levels.  The Company recognized oil and gas revenues of $17.6 million for the first six months of 2013, compared to $15.8 million for the same period of 2012.  Total revenues for the first six months of 2013 were $17.7 million, compared to $17.2 million in the first six months of 2012.

Total net oil and gas production increased to 2,372 Mmcfe during the first six months of 2013, compared to 2,292 Mmcfe during the same period last year.  Natural gas production in Poland was 2,228 Mmcf during the first six months of 2013, compared to 2,130 Mmcf during the first half of 2012.  Both the total production (which includes oil production) and natural gas production figures in Poland were new Company records.

Gas prices during the first half of 2013 averaged $7.08 per Mcf, compared to $6.42 per Mcf during the same period of 2012, an increase of 10%.  Oil prices decreased 2% over the year, averaging $76.89 per barrel in the first half of 2013, compared to $78.85 per barrel in the same period of 2012.

New Credit Facility Provides Enhanced Liquidity

On July 8, 2013, the Company finalized a new five-year, up to $100 Million Senior Reserve Based Lending Facility with BNP Paribas (Suisse) SA and ING Bank N.V.  The initial commitment of the new facility amounts to $65 million, an increase of 18% compared to the Company’s existing facility.  The Company can seek additional commitments up to $100 million under certain conditions via an embedded “accordion mechanism.”

Initial proceeds from the new facility were used to repay the Company’s previously existing facility.  Payment of the credit facility is secured by company assets in Poland.  Had the new facility closed prior to June 30, 2013, all outstanding debt at that date would have been classified as long-term debt on the Company’s balance sheet.

Enhanced Liquidity Available for Upcoming Capital Program

The Company expects to begin drilling operations during the third quarter of 2013 at its Lisewo-2, Szymanowice-1, and Gorka Duchowna-1 wells.  In addition, during the quarter the Company is completing production facilities at Lisewo-1, starting construction on similar facilities at Komorze-3K, and continuing seismic projects at Block 246 and Tuchola.

These exploration and development costs are being funded by the Company’s higher revenues, cash balances, and increased availability under the new credit facility. At June 30, 2013, the Company had cash and investments of $24.1 million and working capital of $19.4 million. As of July 8, 2013, the Company had $23.0 million of availability under its new credit facility and total debt outstanding of $42.0 million.

Working Capital Changes Impact Operating Cash; Non-cash Charges Continue to Vary

Net cash provided by operating activities of $4.2 million during the first half of 2013 was compared to net cash provided by operating activities of $4.5 million during the 2012 first half.  The primary driver of the year-to-year decrease was the higher exploration costs in 2013 associated with the Company’s Poland operations.

The non-cash foreign exchange loss of $12.6 million and the non-cash foreign exchange gain of $1.5 million for the first half of 2013 and 2012, respectively, are included in other income and expense.  The gains and losses come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash gains and losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Today, Thursday, August 8, 2013 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2013 second quarter and first half results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-523-1225; International dial-in-number: 719-457-2648; Passcode: 5131708. Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$24,126	$33,990
Receivables:
Accrued oil and gas sales	3,236	3,447
Joint interest and other receivables	1,039	7,733
VAT receivable	1,356	1,136
Inventory	200	199
Other current assets	517	614
Total current assets	30,474	47,119

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	64,016	63,821
Unproved	1,716	2,337
Other property and equipment	11,340	10,717
Gross property and equipment	77,072	76,875
Less accumulated depreciation, depletion and amortization	(20,343)	(19,786)
Net property and equipment	56,729	57,089

Other assets:
Certificates of deposit	406	382
Loan fees	1,082	1,364
Total other assets	1,488	1,746

Total assets	$88,691	$105,954

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	June 30,	December 31,
	2013	2012
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,541	$8,532
Accrued liabilities	559	1,192
Current portion of long-term debt	7,000	7,000
Total current liabilities	11,100	16,724

Long-term liabilities:
Notes payable	33,000	33,000
Asset retirement obligation	1,523	1,431
Total long-term liabilities	34,523	34,431

Total liabilities	45,623	51,155

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2013, and December 31, 2012; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of June 30, 2013, and December 31, 2012; 53,412,433
and 53,246,620 shares issued and outstanding as of
June 30, 2013, and December 31, 2012, respectively	53	53
Additional paid-in capital	224,589	222,513
Cumulative translation adjustment	26,292	18,027
Accumulated deficit	(207,866)	(185,794)
Total stockholders’ equity	43,068	54,799

Total liabilities and stockholders’ equity	$88,691	$105,954

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues:
Oil and gas sales	$8,183	$7,885	$17,629	$15,807
Oilfield services	20	693	62	1,353
Total revenues	8,203	8,578	17,691	17,160

Operating costs and expenses:
Lease operating expenses	843	870	1,718	1,741
Exploration costs	4,034	1,987	10,198	4,951
Property impairments	5,426	--	5,633	--
Loss sale of assets	--	49	--	49
Oilfield services costs	116	455	248	1,094
Depreciation, depletion and amortization	1,121	863	2,437	1,790
Accretion expense	22	15	45	31
Stock compensation	693	551	1,382	1,102
General and administrative	2,780	2,363	4,604	4,254
Total operating costs and expenses	15,035	7,153	26,265	15,012

Operating income (loss)	(6,832)	1,425	(8,574)	2,148

Other income (expense):
Interest expense	(626)	(640)	(1,254)	(1,259)
Interest and other income	256	87	308	171
Foreign exchange gain (loss)	(3,427)	(12,987)	(12,552)	1,505
Total other income (expense)	(3,797)	(13,540)	(13,498)	417

Net income (loss)	(10,629)	(12,115)	(22,072)	2,565

Other comprehensive income (loss)
Foreign currency translation adjustment	2,389	8,212	8,265	(1,356)
Comprehensive income (loss)	$(8,240)	$(3,903)	$(13,807)	$1,209

Net income (loss) per common share
Basic	$(0.20)	$(0.23)	$(0.42)	$0.05
Diluted	$(0.20)	$(0.23)	$(0.42)	$0.05
Weighted average common shares outstanding
Basic	52,757	52,238	52,731	52,230
Dilutive effect of stock options	-	-	-	209
Diluted	52,757	52,238	52,731	52,439

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$(22,072)	$2,565
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	2,437	1,790
Accretion expense	45	31
Amortization of loan fees	258	250
Stock compensation	1,382	1,102
Property impairments	5,633
Loss on sale of assets	--	49
Unrealized foreign exchange losses (gains)	12,519	(1,509)
Common stock issued for services	694	666
Increase (decrease) from changes in working capital items:
Receivables	6,226	3,068
Inventory	(1)	1
Other current assets	52	15
Accounts payable and accrued liabilities	(2,929)	(3,534)
Net cash provided by operating activities	4,244	4,494

Cash flows from investing activities:
Additions to oil and gas properties	(13,067)	(9,326)
Additions to other property and equipment	(484)	(303)
Proceeds from sale of assets	--	222
Net cash used in investing activities	(13,551)	(9,407)

Cash flows from financing activities:
Payment of loan fees	(53)	--
Net cash used in financing activities	(53)	--

Effect of exchange-rate changes on cash	(504)	(32)

Net decrease in cash	(9,864)	(4,945)
Cash and cash equivalents at beginning of year	33,990	50,859

Cash and cash equivalents at end of period	$24,126	$45,914